Exhibit 5.2

CONSENT OF CASSELS BROCK & BLACKWELL LLP

We consent to the reference to our firm name under the headings “Legal Matters” and “Enforceability of Certain Civil Liabilities” in the short form base shelf prospectus forming a part of Amendment No. 1 to the Registration Statement on Form F-10 being filed today by Goldcorp Inc. with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”). By giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Act, or the rules and regulations promulgated thereunder.

/s/  Cassels Brock & Blackwell LLP

Toronto, Canada
March 26, 2010